Exhibit 99.1

Estimated Discontinued Operations 1Q 2019 May 14, 2019

Estimated Discontinued Operations Following the separation of Cyclerion Therapeutics, Inc. (“Cyclerion”), effective April 1, 2019, Ironwood Pharmaceuticals, Inc. (“Ironwood”) will present the effects of the disposition in discontinued operations Commencing with Ironwood’s financial reporting for the second quarter of 2019, results of operations directly attributable to the Cyclerion business and certain separation-related expenses will be classified as discontinued operations for periods presented prior to the separation Prior periods will be revised to reflect discontinued operations starting with the 2Q 2019 Form 10-Q The calculation of discontinued operations reflects the following: Includes assets, liabilities, and expenses directly related to Cyclerion activities and operations Includes certain one-time separation costs associated with completing the Cyclerion transaction Note: One-time separation costs that are Ironwood employee-related or associated with the infrastructure of Ironwood post-separation are not included in discontinued operations Excludes allocation of corporate overhead expenses, as such costs are not directly attributable to Cyclerion Overview 2

Estimated Discontinued Operations – 1Q 2019 ($ in 000s) Three months ended March 31, 2019 as reported in Ironwood’s Form 10-Q filed May 2, 2019 Estimated discontinued operations for the three months ended March 31, 20191 Net loss from continuing operations and net loss after giving effect to estimated discontinued operations for the three months ended March 31, 20191 Total revenues $68,730 - $68,730 Cost and expenses: Cost of revenues, excluding amortization of acquired intangible assets 1,043 - 1,043 Research and development 53,990 21,072 32,918 Selling, general and administrative 64,741 16,182(2) 48,559 Restructuring expenses 3,328 - 3,328 Total costs and expenses 123,102 37,254 85,848(3) Loss from operations (54,372) - (17,118) Other expenses, net (4,912) - (4,912) Net loss from continuing operations N/A - (22,030) Net loss from discontinued operations N/A (37,254) (37,254) Net loss $(59,284) - $(59,284) (Unaudited) Estimates of discontinued operations for the Cyclerion business and net loss from continuing operations and net loss after giving effect to estimated discontinued operations are each unaudited, preliminary and based on estimates, and are subject to change. Ironwood expects to report its final presentation of first quarter 2019 results, giving effect to discontinued operations, in its Annual Report on Form 10-K for the year ending December 31, 2019. Includes approximately $15.2 million of separation-related expenses. Includes approximately $4.2 million of separation-related expenses. 3